EXHIBIT 99.1
AT&T to Acquire Dobson Communications, Expand Wireless Coverage
Acquisition to Improve Network Coverage for Customers in Rural and Suburban Areas, Create Value for Stockholders
SAN ANTONIO, June 29 — Underscoring its interest in serving the rural market, AT&T Inc. (NYSE: T) announced today that it will acquire Dobson Communications Corporation (Nasdaq: DCEL), a provider of rural and suburban wireless communications services, for approximately $2.8 billion in cash. The transaction will enhance AT&T’s wireless network coverage in the United States by combining the two companies’ complementary networks. Dobson, which markets wireless service under the Cellular One brand, has provided roaming service to AT&T and predecessor companies since 1990. This combination will allow AT&T to deliver a better customer experience to its wireless customers, including Dobson’s 1.7 million subscribers.
“AT&T is focused on mobility, which includes offering our customers in markets large and small the best and broadest wireless network,” said Randall L. Stephenson, chairman and CEO of AT&T. “The rural market is attractive to us, and the addition of Dobson to our wireless family will expand our network coverage and better allow the customers of both companies to be connected whenever, wherever and however they want.
“The combination of our two companies also will create value for AT&T’s stockholders,” Stephenson added. “Our wireless business is a significant and growing revenue generator and is critical to our future. This combination brings two key assets — Dobson’s 1.7 million customers and its strong, compatible network — to AT&T, delivering both growth and cost savings opportunities.”
“This transaction reflects the natural evolution of the wireless industry. With Dobson’s network reaching nearly 13 million consumers in 17 states, the acquisition will expand AT&T’s reach in rural and suburban markets,” said Everett Dobson, chairman of Dobson Communications. “Dobson is proud of the role we have played in bringing wireless service to rural customers, but we also take pride that these operations will become part of a company with the resources and potential of AT&T. Our customers will gain access to the wide range of innovative products and services AT&T offers, such as the revolutionary iPhone, to which they would not have access without this merger.”
Following the acquisition, Dobson will be incorporated into AT&T’s wireless operations, which are led by Stan Sigman, president and chief executive officer AT&T Mobility.
“This acquisition is an excellent fit for AT&T,” said Sigman. “We’ve worked with Dobson for years. It’s a good company, with great people, the same GSM/EDGE technology and coverage that dovetails almost perfectly with our own. We welcome the opportunity to serve Dobson’s customers and look forward to a smooth transition thanks to Dobson’s strong leadership and employee team.”
Enhanced Network Coverage and Service

This acquisition demonstrates AT&T’s commitment to providing reliable, high-quality wireless service to its customers across the United States.
Dobson’s network covers rural and suburban areas in Alaska, Arizona, Illinois, Kansas, Kentucky, Maryland, Michigan, Minnesota, Missouri, New York, Ohio, Oklahoma, Pennsylvania, Texas, Virginia, West Virginia and Wisconsin. Because Dobson’s network overlaps minimally with AT&T’s, the acquisition will expand geographic coverage for both companies’ customers. Additionally, Dobson’s 850 MHz spectrum will enhance AT&T’s service quality in those rural and suburban markets.
Dobson customers will have access to the largest digital voice and data wireless network in the United States, AT&T’s fully-integrated GSM network, which covers 284 million people in 13,000 cities and towns. In addition, Dobson customers will have access to AT&T’s high-quality service platforms and wide range of compelling, innovative products and services for which AT&T is known. AT&T is the sole carrier for the Apple iPhone and offers the most comprehensive mobile music subscription service offered by a U.S. wireless service provider.
The two companies expect to provide a smooth, well-executed integration to their customers given their long-standing relationship as roaming partners.
Synergy Opportunities
Under terms of the agreement, approved by the boards of directors of both companies, Dobson stockholders will receive $13.00 per share for a total equity price of $2.8 billion on a fully-diluted basis. Including net debt as of the first quarter of 2007, the total transaction value is approximately $5.1 billion. The $13.00 price per share represents a 16.9 percent premium over the closing price of $11.12 on Thursday, June 28, 2007. The majority stockholder in Dobson Communications has consented to the terms of the agreement.
AT&T expects the proposed transaction to benefit stockholders by enhancing AT&T’s ability to provide the high-quality services customers expect in the highly competitive wireless segment. AT&T expects to realize significant annual savings in reduced roaming expenses. The transaction also offers numerous synergy opportunities in areas including overhead and operations. AT&T expects the net present value of these potential synergies to be approximately $2.5 billion. The addition of Dobson is also expected to offer additional growth opportunities.
AT&T expects year-one dilution to earnings per share from this transaction to be minimal — between $0.03 and $0.04 on a reported basis — and that the transaction will have a positive and growing impact on EPS and free cash flow starting in the second year after the acquisition closes. AT&T’s financial outlook remains unchanged, with expected double-digit adjusted EPS growth in both 2007 and 2008. AT&T continues to expect strong growth in free cash flow after dividends — $4 to $5 billion in 2007 and growing to more than $6 billion in 2008.
Because of the expected minimal effect on AT&T’s earnings, AT&T does not plan to provide separate adjustments for the merger-related costs of this transaction in its quarterly results.

The acquisition is subject to regulatory approval. Due to the limited overlap of the two companies and the existence of substantial competition in each area where overlaps exist, the company’s goal is to obtain approvals by the end of this year.
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About AT&T
AT&T Inc. is a premier communications holding company. Its subsidiaries and affiliates, AT&T operating companies, are the providers of AT&T services in the United States and around the world. Among their offerings are the world’s most advanced IP-based business communications services and the nation’s leading wireless, high speed Internet access and voice services. In domestic markets, AT&T is known for the directory publishing and advertising sales leadership of its Yellow Pages and YELLOWPAGES.COM organizations, and the AT&T brand is licensed to innovators in such fields as communications equipment. As part of its three-screen integration strategy, AT&T is expanding its TV entertainment offerings. Additional information about AT&T Inc. and the products and services provided by AT&T subsidiaries and affiliates is available at www.att.com.
About Dobson Communications Corporation
Dobson Communications is the third largest provider of GSM wireless services in the United States. For additional information on the Company and its operations, please visit its web site at www.dobson.net.”
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Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise. This news release may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on the company’s Web site at www.att.com/investor.relations.